Exhibit 4.3

SECOND AMENDMENT

to the

AMENDED AND RESTATED RIGHTS AGREEMENT

between

HPSC, INC.

and

EQUISERVE TRUST COMPANY, N.A., as successor to BANKBOSTON, N.A.

This Second Amendment to the Amended and Restated Rights Agreement (the “Amendment”) is made and entered into as of November 12, 2003 between HPSC, INC., a Delaware corporation (the “Company”), and EQUISERVE TRUST COMPANY, N.A., as successor to BankBoston, N.A., c/o EquiServe, Inc., as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent entered into the Amended and Restated Rights Agreement dated as of September 16, 1999 (the “Rights Agreement”);

WHEREAS, the Company entered into the First Amendment to the Amended and Restated Rights Agreement on August 13, 2003, whereby the Final Expiration Date of the Rights was extended to August 13, 2013, and the Exercise Price was increased to $40;

WHEREAS, Section 27 of the Rights Agreement provides that, for so long as the Rights are redeemable, the Company may in its sole and absolute discretion supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights;

WHEREAS, the Company, General Electric Company, a New York corporation (“GE”) and Patriot HFS, Inc., a Delaware corporation and a wholly-owned subsidiary of GE (“Merger Sub”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and the outstanding shares of Common Stock of the Company will be converted into shares of Common Stock of GE, upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, concurrent with the Merger Agreement, GE, Merger Sub and certain stockholders of the Company entered into a Voting Agreement (the “Voting Agreement Stockholders”) pursuant to which, among other things, the Voting Agreement Stockholders will vote in favor of the Merger;

WHEREAS, on November 12, 2003, the Board of Directors of the Company resolved to amend the Rights Agreement to exempt the Merger, the Merger Agreement, the Voting Agreements and the other transactions specifically contemplated thereby from the application of the Rights Agreement, and to otherwise modify the terms of the Rights Agreement as set forth herein; and

WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and is directing the Rights Agent to enter into this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.               Capitalized Terms. All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreements.

2.               Amendments.

(a)                                  Section 1 of the Rights Agreement is hereby amended to add the following definition as subsection (j) thereof and to renumber the subsequent defined terms:

“Effective Time” means the date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (as each of the terms “Certificate of Merger” and “Parent” are defined in the Merger Agreement).”

(b)                                 Section 1 of the Rights Agreement is hereby amended to add the following text at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither Parent nor Merger Sub nor any of their Affiliates or Associates, nor any of the Stockholders (as each of the terms “Parent”, “Merger Sub” and “Stockholders” is defined in the Agreement and Plan of Merger, dated as of November 12, 2003 (the “Merger Agreement”), by and among the Parent, the Merger Sub, and the Company) shall become an Acquiring Person, either individually or collectively, and no Distribution Date or Share Acquisition Date shall occur, in each case solely by virtue of (i) the announcement of the Merger (as defined in the Merger Agreement), (ii) the acquisition of Common Stock pursuant to the Merger or the Merger Agreement, (iii) the execution of the Merger Agreement or the Voting Agreements (as defined in the Merger Agreement), or (iv) the consummation of the Merger or the other transactions contemplated by the Merger Agreement.”

(c)                                  Section 7(a)(iii) of the Rights Agreement is amended by deleting the “or” immediately preceding it, and adding the following after “hereof”:

2

“, or (iv) immediately prior to the Effective Time”

3.               Effective Date. This Amendment shall become effective as of the date first above written.

4.               Effect of Amendment.  Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect in accordance with the provisions thereof on the date hereof.

5.               Governing Law.  This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflicts or choice of law provisions thereof.

6.               Counterparts.  This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

7.               Certification.  The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held November 11, 2003, hereby certifies to the Rights Agent that this amendment is in compliance with Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

HPSC, INC.

		By:	/s/ John W. Everets
Name: John W. Everets
Title: Chairman and CEO
Acknowledged by:

EQUISERVE TRUST COMPANY, N.A., as
successor to BankBoston, N.A

By:	/s/ Margaret Prentice
Name: Margaret Prentice
Title: Managing Director